Exhibit 10.1

November 18, 2011

Rosemary Esposito

163 Jeffrey Lane

Hurley, New York 12443

Dear Rosemary:

You and Five Star Quality Care, Inc. (“Five Star” or the “Company”) desire to enter into this letter agreement (the “Agreement”) for the purposes, among other things, of (1) providing the terms and conditions of your employment from the date hereof through December 31, 2012 (the “Resignation Date”), at which time you will retire from Five Star and (2) transitioning your duties and responsibilities to the successor to your position, thereby allowing Five Star and your successor to utilize and benefit from your expertise and experience (the “Transition Plan”). You and the Company agree that (i) within four (4) business days after the Effective Date (as defined in Section VII below), Five Star will be filing a Form 8K with the Securities and Exchange Commission which will include this Agreement as an exhibit; (ii) simultaneously with such filing, an email will be sent to all employees of the Company by the Chief Executive Officer thereof containing the information on Exhibit A-1 annexed; and (iii) after the email is distributed to all employees of the Company, Five Star, at the Five Star weekly management call following such email, may confirm to Company managers the Transition Plan.

I. EMPLOYMENT TERM AND TRANSITION PERIOD

1.               Employment. Subject to the terms and conditions set forth in this Agreement, you and the Company agree to continue your employment for the Term (as defined below).

2.               Term. Subject only to allowable earlier termination as hereinafter provided under Section II hereof, your continued employment shall be for a term commencing on the date that this Agreement becomes effective, as defined in Section VII, and ending on the Resignation Date (the “Term”).

3.               Capacity. During the Term, you shall continue to serve as Senior Vice President and Chief Operating Officer of Five Star, except that Five Star, in its sole discretion, may transition your role to that of a consultant to the Company any time after June 30, 2012; provided, however, that, at all times during the Term regardless of whether your duties are being transitioned, Five Star’s obligations under this Agreement shall not be modified or reduced and you shall always be treated in a manner consistent with that of a Senior Vice President and C-level executive of Five Star, with your office remaining as currently located. During the Term, you agree to use all reasonable efforts to assist in training any successor to your responsibilities and to assist Five Star in the transition.

4.               Compensation and Benefits. Provided that you timely sign and return this Agreement and do not revoke this Agreement, as compensation for all services performed by you under this Agreement and during the Term hereof, whether in the capacity as Senior Vice President and Chief Operating Officer or as a consultant, you and Five Star agree to the following:

a.               Base Salary. Five Star shall continue to pay you a base salary (“Base Salary”) at the rate of Three Hundred Thousand Dollars ($300,000) per annum for the Term. Your Base Salary shall be payable in accordance with the payroll practices of the Company for its executives.

b.              Bonus Compensation. You shall be paid a bonus of not less than Four Hundred Forty Thousand Dollars ($440,000) for the calendar year 2011 and Four Hundred Eighty-Four Thousand Dollars ($484,000) for the calendar year 2012. These bonus payments shall be made at the time bonus payments are made to other Five Star senior executives, but in no event later than January 31, 2013.

c.               Equity Incentives. For the year 2011 only, you shall be entitled to participate in a manner consistent with prior practices in all stock grants, stock options, restricted stock or other equity incentives plans currently and/or hereafter maintained by the Company and in which other senior executives of Five Star participate. All equity incentives received under this Agreement, and all of your unvested but previously received equity incentives, shall fully vest upon the expiration of the Term. You will be responsible for all resulting taxes. You agree to timely vote all shares, grants, options, and other equity incentives in accordance with the recommendations of the Board.

d.              Vacations. You shall be entitled to four (4) weeks of vacation per calendar year, to be taken at such times and intervals as you shall determine, subject to the reasonable business needs of Five Star. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time. Payment for accrued and unused vacation time shall be made to you on the Resignation Date.

e.               Insurance Benefits. Subject to any contribution therefor generally required of employees of the Company, Five Star shall maintain and provide benefits to you pursuant to medical, dental and disability insurance plans in effect for the other senior executives (collectively, the “Insurance Benefits”). Your participation in such Insurance Benefits shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

f.                 Business Expenses. Five Star shall promptly pay or reimburse you for all reasonable, customary and necessary business expenses incurred or paid by you in the performance of your duties and responsibilities hereunder, subject to any reasonable maximum annual limit and other reasonable restrictions on such expenses set by Five Star and to such reasonable substantiation and documentation as may be generally required by the Company from time to time, in all cases such expenses and reimbursement to be consistent with past practices.

g.              Outplacement Benefits. From and after the earlier of the date upon which you become a consultant to Five Star and January 1, 2012, Five Star will provide you with outplacement services until December 31, 2013, at a cost not to exceed $30,000.

h.              Resignation. Unless the last day of the Term shall be accelerated as herein provided, you hereby resign as of the Resignation Date from Five Star and its subsidiaries. At Five Star’s request, you shall confirm such resignation by signing a Letter of Resignation substantially in the form attached as Exhibit A.

i.                  Severance Benefits. If you are employed as of the day preceding the Resignation Date, or if you are terminated prior to the Resignation Date for reasons other than Cause (as defined below), you will be entitled to receive the compensation and other benefits as set forth above as well as the Severance Benefits set forth in the Description of Severance Benefits attached hereto as Exhibit B, provided you sign and return the Release of Claims attached hereto as Exhibit C.

II. TERMINATION PRIOR TO RESIGNATION DATE

(A)               At Your Option. You may terminate your employment under this Agreement at any time by giving at least thirty (30) days’ advance written notice to Five Star (“Termination at Your Option”). In the event of a Termination at Your Option, Five Star may accelerate your departure date and will have no obligation to pay you after your actual departure date. In the event of Termination at the Your Option, you shall be entitled to no payments, salary continuation, severance or other benefits, except for: (i) your Base Salary to the extent accrued but unpaid through the date of your departure; (ii) payment for accrued but unused vacation time up to your departure date; and (iii) statutory benefit continuation rights in accordance with COBRA (or a state law equivalent), provided you make the appropriate voluntary contribution payments and subject to applicable law and the requirements of Five Star’s health insurance plans then in effect.

(B)                 At the election of Five Star for Cause. Five Star may, immediately and unilaterally, terminate your employment under this Agreement for “Cause” at any time. Termination shall constitute a termination for Cause under this Section if such termination is for one or more of the following causes:

(i)                                     your failure or refusal to render services to Five Star in accordance with your obligations under this Agreement or in accordance with acceptable standards for your position as Senior Vice President and Chief Operating Officer of Five Star, or your refusal to follow the lawful instructions of Five Star (other than any such failure resulting from a Disability), which failure or refusal is not cured within thirty (30) days after a written demand for performance is delivered to you which specifically identifies the manner in which it is believed that you have not substantially performed your duties;

(ii)                                  gross negligence, dishonesty or breach of fiduciary duty in connection with your duties to Five Star;

(iii)                               the commission by you of an act of fraud, embezzlement, or misappropriation of any money or other assets or property (whether tangible or intangible);

(iv)                              the conviction or entry of a pleading of guilty by you of a felony or crime of moral turpitude;

(v)                                 your material breach of this Agreement and/or your violation of Five Star’s Ethics or Insider Trading Policies; or

(vi)                              your becoming ineligible to be employed by a provider for any governmental program in which Five Star or any of its affiliates participates.

In the event of a termination for Cause pursuant to the provisions of clauses (i) through (vi) above, inclusive, you shall be entitled to no payments, salary continuation, severance or other benefits, except for: (i) your Base Salary to the extent accrued but unpaid through the termination date; (ii) payment for accrued but unused vacation time up to the termination date; and (iii) statutory benefit continuation rights in accordance with COBRA (or a state law equivalent), provided you make the appropriate voluntary contribution payments and subject to applicable law and the requirements of Five Star’s health insurance plans then in effect.

(C)  Due to Death or Disability. Your employment will terminate during the Term if you die or suffer a Disability (as defined below). If this Agreement terminates due to your death or Disability, you shall be entitled to no payments, salary continuation, severance or other benefits, except for: (i) Base Salary and prorated bonus to the extent accrued but unpaid through the date of such death or Disability; (ii) payment for accrued but unused vacation time up to the date of such death or the date of Disability; and (iii) statutory benefit continuation rights in accordance with COBRA, provided you make the appropriate voluntary contribution payments and subject to applicable law and the requirements of Five Star’s health insurance plans then in effect. For the purposes of this Agreement, “Disability” shall mean any physical incapacity or mental incompetence (x) as a result of which you are unable to perform substantially all your essential duties and responsibilities hereunder (from your corporate or a remote office) for an aggregate of 120 days, whether or not consecutive, during any twelve month period, and (y) which cannot be reasonably accommodated by Five Star without undue hardship. However, notwithstanding anything to the contrary, the life insurance policy benefits and long term disability benefits which you have earned during your employment shall be benefits payable to you, or your estate, the event of death or Disability during the Term. The validity of a determination for Disability by Five Star shall be subject to challenge by you pursuant to the Arbitration Provision provided herein, and nothing in the Release provided in this Agreement shall prevent such a challenge by you.

If your employment terminates for any reason other than the reasons set forth in Sections (A), (B), and/or (C) above, then you shall receive all the benefits, payments, severance (provided you timely execute Exhibit C), participations and compensation outlined in this Agreement as if you were employed as of the Resignation Date.

III.              RELEASE

In consideration of this Agreement and the performance of Five Star of its obligations hereunder, you hereby agree to release and forever discharge Five Star and its respective successors, predecessors, parent companies, affiliates, subsidiaries, assigns, officers, directors, members, managers, shared services providers, employees, agents, attorneys, and representatives from any and all claims, demands, and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, which you have or at any time heretofore may have had against Five Star and its respective successors, predecessors, parent companies, affiliates, subsidiaries, assigns, officers, directors, members, managers, shared services providers, employees, agents, attorneys, and representatives from the beginning of the world until the Effective Date, including, without limiting the generality of the foregoing, any claims arising from or relating to your employment with Five Star, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional infliction of emotional distress, retaliation, negligence, gross negligence, wrongful discharge, personal injuries or any other occurrence to the Effective Date; any claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; The Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Employment Retirement Income Security Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Occupational Safety and Health Act, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Older Workers Benefits Protection Act; the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act, as amended; any claims under 42 U.S.C. §§ 1981, 12001; the Massachusetts Fair Employment Practices Act; the Massachusetts Civil Rights Act; Massachusetts Wage Act; and the Massachusetts Equal Rights Act; and any other statutory, common law or other legal or equitable claims of any nature whatsoever arising out of your employment with Five Star.

This release shall not be a defense to any alleged breach or breach of this Agreement by Five Star.

IV.             CONFIDENTIALITY

(a) You acknowledge that Five Star and its affiliates, including, but not limited to, Reit Management & Research LLC (“RMR”) and its managed companies, continually develop Confidential Information, that you have developed Confidential Information for Five Star and its affiliates and will continue to do so and that you have learned of and will continue to learn of Confidential Information during the course of your service hereunder. You will comply with the policies and procedures of Five Star and its affiliates for protecting Confidential Information and will not disclose to any person or entity or use, other than as required by applicable law or for the proper performance of your duties and responsibilities to Five Star and its affiliates, any Confidential Information obtained by you incident to your prior employment, your service or your association with Five Star or any of its affiliates, provided that you may divulge any Confidential Information that may be required by law and may disclose such information to your personal advisors for purposes of enforcing or interpreting this Agreement. You understand that this restriction shall continue to apply after your service hereunder terminates, regardless of the reason for such termination. The confidentiality obligation under this Section shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of you. Following termination of your service hereunder, you will not communicate or divulge any Confidential Information without the Five Star’s prior written consent or as may otherwise be required by law or legal process.

(b)         All documents, records, tapes and other media of every kind and description relating to the business of Five Star, RMR, any RMR managed company, or their affiliates and any copies in whole or in part thereof (the “Documents”) whether or not prepared by you shall be the sole and exclusive property of Five Star and its affiliates. You will surrender to Five Star at the time your service hereunder terminates all property of Five Star, including without limitation all Documents containing Confidential Information then in your possession.

(c)          “Confidential Information” means any and all information of Five Star and its affiliates, including, but not limited to, RMR and its managed companies, that is not generally known by others with whom they compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed by Five Star or its affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, marketing and financial activities of Five Star and its affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of Five Star and its affiliates, and (iii) the identity and special needs of the customers of Five Star and its affiliates. Confidential Information also includes any information that Five Star or any of its affiliates have received, or may receive hereafter, belonging to others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, the term Confidential Information shall not apply to information which is generally known or readily available in the public domain or to the public at the time of disclosure or becomes generally known through no wrongful act on your part.

V.                                    NON-DISPARAGEMENT

You shall not make any oral or written statements or comments which may be considered derogatory, disparaging, critical, or negative about Five Star or RMR or their respective officers, management, employees, or affiliates; or which may be considered detrimental in any way to the good business name or reputation of Five Star or RMR or their respective officers, management, employees, or affiliates. Nothing in this provision shall prevent you from testifying truthfully in connection with any litigation, arbitration or administrative proceeding when compelled by subpoena, regulation or court order.

VI.                                NON-SOLICITATION

You agree that some restrictions on your activities during and after your service hereunder are necessary to protect the good will, Confidential Information and other legitimate interests of Five Star. Accordingly, you agree that, during the Term and for three (3) years immediately following the Resignation Date, you will not, without the prior written consent of

Five Star, solicit, attempt to solicit, assist others to solicit, hire, or assist others to hire for employment outside of Five Star any person who is, or within the preceding six months was, an officer, manager, employee, or consultant of Five Star or RMR. You further agree, that during the Term and for three (3) years following the Resignation Date, you shall not, directly or indirectly, without the written consent of Five Star, solicit any account of RMR or Five Star or their affiliates, or otherwise persuade such account to terminate or diminish its relationship with Five Star or RMR or their affiliates; provided that this restriction shall only apply to accounts which have had a relationship with Five Star or RMR or their affiliates within the immediate two (2) years preceding the Resignation Date.

You acknowledge that if you were to breach any of the covenants contained in this Section, the damage to Five Star would be irreparable. You therefore agree that Five Star in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you or any of said covenants. The prevailing party shall have their reasonable attorneys’ fees paid by the non-prevailing party, the amount and liability for which shall be determined by the fact-finder. The parties agree that, in the event that any provision of this Section shall be determined by any court of competent jurisdiction to be unenforceable, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

VII.                                ADEA ACKNOWLEDGEMENTS

In addition to the provisions contained herein and by execution of this Agreement, you hereby acknowledge that: (i) you have has sought advice of counsel regarding your rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to executing this Agreement; and (ii) you expressly understand that you are knowingly and voluntarily waiving your rights and claims under the ADEA by entering into this Agreement in exchange the provisions of this Agreement.

You hereby acknowledge that you have been advised that you are given twenty-one (21) days within which to consider this Agreement before signing it, and that you have expressly and voluntarily chosen to sign this Agreement. You also acknowledge that you are aware that under the ADEA you have seven (7) days from the date you sign this Agreement to revoke your signature before this Agreement becomes effective. If you intend to revoke your signature, you shall do so by written notice addressed to and received by the Five Star Chief Executive Officer, Bruce Mackey, 400 Centre Street, Newton, Massachusetts 02458, within seven (7) days of the date you execute this Agreement, after which the Agreement becomes final and binding. The Parties agree that if you exercise your right to revoke this Agreement, then you are not entitled to any of the Severance Benefits described in Exhibit B and this Agreement becomes null and void. This Agreement shall become effective eight (8) days after full execution by the Parties if Five Star has not received written notice from you revoking your signature (the “Effective Date”).

VIII.                            OTHER LEGAL ACKNOWLEDGEMENTS

You acknowledge that you have been advised to retain, and have had the opportunity to retain, an attorney for advice regarding the effect of this Agreement prior to signing it. You further acknowledge that you were offered and advised to take time to study this Agreement before signing it. Moreover, you acknowledge that you have read and understand the Agreement, have had it explained to you thoroughly by your attorney and execute it knowingly, voluntarily, and without coercion.

IX.                                TAX PROVISIONS

You agree that you shall be responsible for your own tax obligations or liabilities created under state or federal laws by the payment of financial consideration under this Agreement. You further agree that you shall indemnify Five Star for any tax obligations or liabilities that may be imposed on it by virtue of the payment of financial consideration under this Agreement.

X.                                    INDEMNIFICATION

Five Star shall indemnify you in accordance with the Indemnification Agreement made and entered between you and Five Star as of March 2004. Nothing contained or referenced herein shall alter, amend, modify, or waive any of the terms of such Indemnification Agreement.

XI.                                ENTIRE AGREEMENT

This Agreement represents the Parties’ entire agreement and understanding. This Agreement may not be amended or altered except by the written agreement of the Parties. The Parties acknowledge that they are not relying on any promises or oral or written statements or representations other than those in this Agreement. No waiver of any provision of this Agreement will be valid unless in writing and signed by the party against whom such waiver is charged.

XII.                            NATURE OF AGREEMENT

The parties understand and agree that neither this Agreement nor the payment or acceptance of any sum provided for herein shall be construed as an admission by any party of any liability or wrongdoing of any kind to the other party.

XIII.                        SEVERABILITY

If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

XIV.                       SECTION 409A

Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, if at the time of your separation from service, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, will instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by Five Star in its reasonable good faith discretion); or (B) other amounts or benefits that are not subject to the requirements of Section 409A of the Code. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by Five Star to be a specified employee under Treasury regulation Section 1.409A-1(i).

XV.                               COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart; and a facsimile or personal document format (“.pdf”) form of signatures hereto shall constitute original execution hereof.

XVI.                           APPLICABLE LAW, JURISDICTION, VENUE, AND DISPUTE RESOLUTION

The Parties agree that this Agreement will be deemed to have been drafted jointly by the Parties and, in the event of a dispute, shall not be construed in favor of or against either party by reason of such party’s contribution to the drafting of the Agreement. This Agreement is interpreted, enforced and governed by and under the laws of the Commonwealth of Massachusetts without regard to conflict of law, provision, or rule that would cause the application of the laws of any other jurisdiction. The Parties agree that the adjudication of any dispute shall take place in Boston, Massachusetts and the Parties agree to submit to the jurisdiction of Massachusetts. Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to compulsory and binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the Award may be entered in any court having jurisdiction. The prevailing party shall be awarded from the non-prevailing party all costs, fees, and expenses assessed by JAMS as well as the prevailing party’s reasonable attorneys’ fees and expenses.

XVII. BINDING NATURE OF AGREEMENT

This Agreement is binding upon and shall inure to the benefit of the Parties hereto, their respective heirs, administrators, beneficiaries, representatives, executors, successors and assigns.

If the terms of this Agreement are acceptable to you, please sign, date, and return it to me. Should you sign this Agreement, it will take effect as a legally-binding agreement under seal between and among you and Five Star in accordance with the terms set forth above. The enclosed copy of this Agreement, which you should also sign and date, is for your records.

Five Star Quality Care, Inc.,

By:	/s/ Bruce Mackey
Name:	Bruce Mackey
Title:	Chief Executive Officer

Accepted and Agreed:

/s/ Rosemary Esposito		11/18/11
Rosemary Esposito, in her own capacity		Date

EXHIBIT A

Confirmation of Resignation

December 31, 2012

Mr. Bruce J. Mackey

President

Five Star Quality Care, Inc.

400 Centre Street

Newton, MA 02458

Dear Bruce:

This letter confirms my resignation as of December 31, 2012 from all positions and offices that I currently hold at Five Star Quality Care, Inc. and its subsidiaries, including, without limitation, the positions of Senior Vice President, Chief Operating Officer and Chief Clinical Officer. This resignation is not the result of any dispute or disagreement with the Company.

Sincerely,

Rosemary Esposito

EXHIBIT A-1

Email from CEO to Five Star Employees

Rosemary Esposito has resigned as Chief Operating Office of Five Star Quality Care, effective December 31, 2012. We are grateful to Rosemary for the many contributions she has made to the Company’s success and strategic directives. The Company anticipates a smooth transition of her duties. We thank Rosemary for her many contributions and wish her the best of success in the future.

EXHIBIT B

Description of Severance Benefits

In recognition of your years of service to Five Star, Five Star has elected to confer upon you severance benefits. Provided that you timely sign, return and do not revoke Attachment C, Five Star will pay you severance pay in the form of continuation of your Base Salary, less all applicable state and federal taxes, from the Resignation Date until December 31, 2014 (“Severance Period”). This severance pay will be paid in accordance with Five Star’s normal payroll procedures but in no event earlier than the eighth (8th) day after your execution of Attachment C.

All other benefits, except the life insurance benefit and long-term disability (each of which will be maintained by Five Star at current levels), will cease upon your resignation on December 31, 2012. Notwithstanding the foregoing, if permitted under the terms and regulations of Five Star’s health insurance plan in effect as of the Resignation Date, you may continue to be enrolled in Five Star’s health insurance plan during the Severance Period. You agree that, should you continue to be enrolled in Five Star’s health insurance plan during the Severance Period, you will be responsible for the payment of all of your employee contributions. To the extent you are ineligible to be enrolled in Five Star’s health insurance plan during the Severance Period, if eligible to do so, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., after your resignation on December 31, 2012. All premium costs for “COBRA” shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.

You agree to be available for consulting services, not to exceed 100 hours per year, during the Severance Period at Five Star’s sole discretion.

In the event of your death during the Severance Period, the severance pay delineated herein accruing from and after your date of death shall cease to be payable, but the full value of the life insurance benefit shall be paid to your life insurance beneficiary.

EXHIBIT C

Release of Claims

WAIVER AND RELEASE OF CLAIMS

You agree to release and forever discharge Five Star and its respective successors, predecessors, parent companies, affiliates, subsidiaries, assigns, officers, directors, members, managers, shared services providers, employees, agents, attorneys, and representatives from any and all claims, demands, and causes of action of whatever kind or nature, whether known or unknown, suspected or unsuspected, which you have or at any time heretofore may have had against Five Star and its respective successors, predecessors, parent companies, affiliates, subsidiaries, assigns, officers, directors, members, managers, shared services providers, employees, agents, attorneys, and representatives from the beginning of the world until the date of this Exhibit C, including without limiting the generality of the foregoing, any claims arising from or relating to your employment with Five Star, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional infliction of emotional distress, retaliation, negligence, gross negligence, wrongful discharge, personal injuries or any other occurrence to the date of this Agreement; any claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; The Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Employment Retirement Income Security Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Occupational Safety and Health Act, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Older Workers Benefits Protection Act; the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act, as amended; any claims under 42 U.S.C. §§ 1981, 12001; the Massachusetts Fair Employment Practices Act; the Massachusetts Civil Rights Act; Massachusetts Wage Act; and the Massachusetts Equal Rights Act; and any other statutory, common law or other legal or equitable claims of any nature whatsoever arising out of your employment with Five Star. This release does not apply to any claim which arises from conduct occurring subsequent to the date of the execution of this Exhibit C.

ACKNOWLEDGEMENTS

In addition to the provisions contained herein and by execution of this Agreement, you hereby acknowledge that: (i) you have sought advice of counsel regarding his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to executing this Agreement; and (ii) you expressly understand that you are knowingly and voluntarily waiving your rights and claims under the ADEA by entering into this Agreement in exchange for the Severance Benefits described in Exhibit B.

You hereby acknowledge that you have been advised that you are given twenty-one (21) days within which to consider this Agreement before signing it, and that you have expressly and voluntarily chosen to sign this Agreement. You also acknowledge that you are aware that under the ADEA you have seven (7) days from the date you sign this Agreement to revoke your signature before this Agreement becomes effective. If you intend to revoke your signature, you shall do so by written notice addressed to and received by Five Star Chief Executive Officer, Bruce Mackey, 400 Centre Street, Newton, Massachusetts 02458, within seven (7) days of the date you execute this Agreement, after which the Agreement becomes final and binding. The Parties agree that if you exercise your right to revoke this Agreement, then you are not entitled to any of the Severance Benefits described in Exhibit B and this Agreement becomes null and void. This Agreement shall become effective eight (8) days after full execution by the Parties if Five Star has not received written notice from you revoking your signature (the “Effective Date”).

This release shall not be a defense to any alleged breach or breach by Five Star with respect to the payment of Severance obligations set forth in Exhibit B of this Agreement.

I hereby provide this release of claims as of the date indicated below and acknowledge that the execution of this Exhibit C is in further consideration of the benefits set forth in Exhibit B to the Agreement, to which I acknowledge I would not be entitled if I did not sign this release of claims. I intend that this Exhibit C become a binding agreement between me and Five Star if I do not revoke my acceptance within seven (7) days.

Rosemary Esposito

Dated:	*

*To be signed and returned to the Chief Executive Officer of Five Star on, and not before, December 31, 2012 or the date of termination for reasons other than Cause if earlier than December 31, 2012.